Exhibit 5.1

[LETTERHEAD OF BLAKE, CASSELS & GRAYDON LLP]

July 9, 2021

Zymeworks Inc.

Suite 540, 1385 West 8th Avenue

Vancouver, British Columbia,

Canada V6H 3V9

RE: Zymeworks Inc. – Registration Statement on Form S-8

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Zymeworks Inc., a company incorporated under the Business Corporations Act (British Columbia) (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (such registration statement, as it may be amended from time to time, is referred to herein as the “Registration Statement”) relating to the registration pursuant to the United States Securities Act of 1933, as amended, of:

(a)

1,026,147 common shares (the “Prior Option Shares”) in the capital of the Company which are reserved for issuance pursuant to the exercise of outstanding stock options granted under the Company’s second amended and restated stock option plan (the “Prior Plan”);

(b)

3,465,235 common shares (the “Equity Compensation Shares”) in the capital of the Company which are reserved for issuance pursuant to the exercise of share options granted under the Company’s amended and restated stock option and equity compensation plan (the “Equity Compensation Plan”);

(c)

1,232,097 common shares (the “Additional Shares”) in the capital of the Company which are reserved for issuance pursuant to the exercise of share options which may be granted under the Equity Compensation Plan;

(d)

1,441,211 common shares (the “ESPP Shares” and, together with the Prior Option Shares, the Equity Compensation Shares and the Additional Shares, the “Shares”) in the capital of the Company which may be issued by the Company pursuant to its amended and restated employee stock purchase plan (the “ESPP” and, together with the Prior Plan and the Equity Compensation Plan, the “Incentive Plans”).

We have examined the Registration Statement and the Incentive Plans and, for the purposes of this opinion, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of and relied upon the following documents (collectively, the “Corporate Documents”):

(a)	a certificate of an officer of the Company with respect to certain factual matters (the “Officer’s Certificate”);

(b)	the notice of articles of the Company;

(c)	the articles of the Company;

(d)	certain resolutions of the Company’s directors and shareholders; and

(e)	a certificate of good standing in respect of the Company dated July 8, 2021, issued by the Registrar of Companies for the Province of British Columbia.

We also have reviewed such other documents, and have considered such questions of law, as we have deemed relevant and necessary as a basis for our opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon the Corporate Documents.

In examining all documents and in providing our opinions below we have assumed that:

(a)	all individuals had the requisite legal capacity;

(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate; and

(e)

all facts set forth in the certificates supplied by the respective officers and directors, as applicable, of the Company including, without limitation, the Officers’ Certificate, are complete, true and accurate.

We are qualified to carry on the practice of law in the Province of British Columbia and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Any reference to the laws of the Province of British Columbia includes the laws of Canada applicable therein. Our opinions are expressed with respect to the laws of the Province of British Columbia in effect on the date of this opinion and we do not accept any responsibility to inform the addressees of any change in law subsequent to this date that does or may affect the opinions we express.

Based and relying upon and subject to the foregoing, we are of the opinion at the date hereof that the Shares have been duly and validly authorized for issuance and, when issued and paid for in accordance with the terms of the Incentive Plans, will be validly issued, fully paid and non-assessable.

This opinion is rendered solely in connection with the Registration Statement.

We acknowledge that we are referred to in Item 8 of the Registration Statement and we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the Rules and Regulations of the Commission.

Yours truly,

/s/ Blake, Cassels & Graydon LLP